EXHIBIT 99.1

For more information contact:	Analysts - Andy Taylor (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports third quarter results

•	Achieved net earnings of $482 million, or $0.64 per diluted share
•	Generated $746 million of Adjusted EBITDA

SEATTLE, October 29, 2021 – Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings of $482 million, or 64 cents per diluted share, on net sales of $2.3 billion. This compares with net earnings of $283 million, or 38 cents per diluted share, on net sales of $2.1 billion for the same period last year.

Excluding an after-tax benefit of $32 million for special items related to a gain on the sale of timberlands, the company reported third quarter net earnings of $450 million, or 60 cents per diluted share. This compares with net earnings before special items of $386 million for the same period last year and $1.0 billion for the second quarter of 2021.

Adjusted EBITDA for the third quarter of 2021 was $746 million compared with $745 million for the same period last year and $1.6 billion for the second quarter of 2021.

“In the third quarter, we delivered strong results across each of our businesses despite weather-related operational disruptions, continued supply chain challenges and the ongoing pandemic,” said Devin W. Stockfish, president and chief executive officer. “Our teams did an exceptional job navigating these headwinds and I’m extremely proud of their collective focus on operating safely, strong execution and continuing to serve our customers. Year to date, we have generated more than $3.4 billion of Adjusted EBITDA and $2.4 billion of Adjusted Funds Available for Distribution. We expect this record cash flow generation to result in a significant supplemental dividend payment to shareholders in the first quarter of 2022. We are bullish on the underlying demand fundamentals for U.S. housing and growth opportunities for our businesses and remain intently focused on delivering superior shareholder value.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2021	2021	2020
(millions, except per share data)	Q2	Q3	Q3
Net sales	$3,144	$2,345	$2,110
Net earnings	$1,028	$482	$283
Net earnings per diluted share	$1.37	$0.64	$0.38
Weighted average shares outstanding, diluted	752	751	748
Net earnings before special items(1)(2)	$1,028	$450	$386
Net earnings per diluted share before special items(1)	$1.37	$0.60	$0.52
Adjusted EBITDA(1)	$1,573	$746	$745
Net cash from operations	$1,308	$659	$608
Adjusted FAD(3)	$1,236	$561	$543
(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)

Third quarter 2021 after-tax special items includes a $32 million gain on the sale of timberlands. Special items for prior periods presented are included in the reconciliation tables within this release.

(3)

Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions, and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q2	Q3	Change
Net sales	$541	$552	$11
Net contribution to pretax earnings	$113	$133	$20
Pretax benefit for special items	$—	($32)	($32)
Net contribution to pretax earnings before special items	$113	$101	($12)
Adjusted EBITDA	$180	$165	($15)

Q3 2021 Performance – In the West, fee harvest volumes were modestly lower than the second quarter due to continued salvage operations and harvest restrictions resulting from regional wildfire activity. Per unit log and haul costs increased as Western harvest activity shifted to higher elevation units. Export sales realizations were moderately higher, driven by strong demand. In the South, sales realizations for sawlogs and fiber logs improved and fee harvest volumes increased slightly, but harvest activity was affected by persistent wet conditions and weather events. Per unit log and haul costs and forestry and road costs were slightly higher.

Third quarter special items consist of a $32 million gain on the previously announced sale of 145 thousand acres of timberlands in the North Cascades region of Washington, which was completed in July.

Q4 2021 Outlook – Weyerhaeuser expects fourth quarter earnings and Adjusted EBITDA will be comparable to the third quarter. In the West, the company expects moderately higher fee harvest volumes and lower per unit log and haul costs, as salvage-related harvest will decrease. Domestic sales realizations are expected to be moderately lower compared to the third quarter. In the South, the company expects slightly higher fee harvest volumes due to improving weather conditions as well as slightly higher sales realizations as mills rebuild from lower than normal inventory levels. This is expected to be offset by slightly higher per unit log and haul costs as well as moderately higher forestry and road costs.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q2	Q3	Change
Net sales	$110	$69	($41)
Net contribution to pretax earnings	$63	$45	($18)
Adjusted EBITDA	$91	$60	($31)

Q3 2021 Performance – Earnings and Adjusted EBITDA decreased from the second quarter due to lower real estate sales. The number of real estate acres sold decreased due to the timing of real estate transactions, partially offset by an increase in the average price per acre due to the mix of properties sold.

Q4 2021 Outlook – Weyerhaeuser anticipates fourth quarter earnings and Adjusted EBITDA will be significantly lower than the third quarter due to the timing of transactions. The company still expects full year 2021 Adjusted EBITDA will be approximately $290 million, although basis as a percentage of real estate sales is now expected to be 25 to 30 percent for the full year.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2021	2021
(millions)	Q2	Q3	Change
Net sales	$2,629	$1,853	($776)
Net contribution to pretax earnings	$1,338	$517	($821)
Adjusted EBITDA	$1,386	$565	($821)

Q3 2021 Performance – Sales realizations for lumber and oriented strand board decreased 52 percent and 24 percent, respectively, compared with second quarter averages. Sales volumes for lumber increased moderately due to improvement in home center takeaway, partially offset by weather-related downtime. Oriented strand board production and sales volumes were modestly higher due to less downtime for planned maintenance. Sales realizations improved significantly across most engineered wood products, and the company continued to benefit from previously announced price increases for solid section and I-joist products. Raw material costs for Wood Products increased, primarily for oriented strand board webstock, resin and veneer.

Q4 2021 Outlook – Weyerhaeuser anticipates fourth quarter earnings and Adjusted EBITDA will be higher than the third quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. The company expects higher sales volumes, primarily for oriented strand board, as well as improved manufacturing costs due to lower planned maintenance downtime. Raw material costs are expected to be lower, primarily for oriented strand board webstock.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2020, we generated $7.5 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 29, 2021 to discuss third quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on October 29, 2021.

To join the conference call from within North America, dial 877-407-0792 (access code: 13714049) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13714049). Replays will be available for two weeks at 844-512-2921 (access code: 13714049) from within North America, and at 412-317-6671 (access code: 13714049) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: fourth quarter earnings and Adjusted EBITDA for each of our businesses and full-year Adjusted EBITDA for our Real Estate, Energy & Natural Resources business; log sales realizations; forestry and road costs; log and haul costs; fee harvest volumes, including salvage-related harvest activity; basis as a percentage of real estate sales; raw materials costs for our Wood Products business; the amount of manufacturing downtime due to scheduled maintenance; average sales realizations for our lumber and oriented strand board products; sales volumes for oriented strand board and sales realizations for our lumber and oriented strand board product lines. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words such as “anticipate,” “expect,” “planned,” “will,” and similar words and expressions. They may use the positive, negative or another variation of those and similar words. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●

the effect of general economic conditions, including employment rates, interest rate levels, inflation, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

●

the effect of COVID-19 and other viral or disease outbreaks, including but not limited to any related regulatory restrictions or requirements, and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;

●

market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

●	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
●	restrictions on international trade and tariffs imposed on imports or exports;
●	the availability and cost of shipping and transportation;
●	economic activity in Asia, especially Japan and China;
●	performance of our manufacturing operations, including maintenance and capital requirements;
●	potential disruptions in our manufacturing operations;
●	the level of competition from domestic and foreign producers;
●	the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;
●

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;

●	raw material availability and prices;
●	the effect of weather;
●	changes in global or regional climate conditions and governmental response to such changes;
●	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
●	energy prices;
●	transportation and labor availability and costs;
●	federal tax policies;
●	the effect of forestry, land use, environmental and other governmental regulations;
●	legal proceedings;
●	performance of pension fund investments and related derivatives;
●	the effect of timing of employee retirements and changes in the market price of our common stock on charges for share-based compensation;
●	the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
●	changes in accounting principles; and
●

other risks and uncertainties identified in our 2020 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$1,028
Interest expense, net of capitalized interest					78
Income taxes					324
Net contribution (charge) to earnings	$113	$63	$1,338	$(84)	$1,430
Non-operating pension and other post-employment benefit costs	—	—	—	1	1
Interest income and other	—	—	—	(2)	(2)
Operating income (loss)	113	63	1,338	(85)	1,429
Depreciation, depletion and amortization	67	4	48	1	120
Basis of real estate sold	—	24	—	—	24
Adjusted EBITDA	$180	$91	$1,386	$(84)	$1,573

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$482
Interest expense, net of capitalized interest					79
Income taxes					84
Net contribution (charge) to earnings	$133	$45	$517	$(50)	$645
Non-operating pension and other post-employment benefit costs	—	—	—	5	5
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	133	45	517	(46)	649
Depreciation, depletion and amortization	64	4	48	2	118
Basis of real estate sold	—	11	—	—	11
Special items included in operating income (loss)(1)	(32)	—	—	—	(32)
Adjusted EBITDA	$165	$60	$565	$(44)	$746
(1)	Operating income (loss) includes a pretax special item consisting of a $32 million gain on the sale of timberlands.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$283
Interest expense, net of capitalized interest(1)					111
Income taxes					109
Net contribution (charge) to earnings	$(11)	$17	$566	$(69)	$503
Non-operating pension and other post-employment benefit costs	—	—	—	9	9
Interest income and other	—	—	—	(2)	(2)
Operating income (loss)	(11)	17	566	(62)	510
Depreciation, depletion and amortization	61	3	49	2	115
Basis of real estate sold	—	40	—	—	40
Special items included in operating income (loss)(2)	80	—	—	—	80
Adjusted EBITDA	$130	$60	$615	$(60)	$745
(1)

Interest expense, net of capitalized interest includes a pretax special item consisting of a $23 million charge related to the early extinguishment of $325 million of 3.25 percent notes due March 2023.

(2)	Operating income (loss) includes a pretax special item consisting of an $80 million timber casualty loss.

The table below reconciles Adjusted EBITDA for the year-to-date period ended September 30, 2021:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$2,191
Interest expense, net of capitalized interest					236
Income taxes					597
Net contribution (charge) to earnings	$354	$174	$2,695	$(199)	$3,024
Non-operating pension and other post-employment benefit costs	—	—	—	14	14
Interest income and other	—	—	—	(4)	(4)
Operating income (loss)	354	174	2,695	(189)	3,034
Depreciation, depletion and amortization	195	11	145	5	356
Basis of real estate sold	—	62	—	—	62
Special items included in operating income (loss)(1)	(32)	—	—	—	(32)
Adjusted EBITDA	$517	$247	$2,840	$(184)	$3,420
(1)	Operating income (loss) includes a pretax special item consisting of a $32 million gain on the sale of timberlands.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2021	2021	2020
(millions)	Q2	Q3	Q3
Net earnings	$1,028	$482	$283
Early extinguishment of debt charge	—	—	23
Gain on sale of timberlands	—	(32)	—
Timber casualty loss	—	—	80
Net earnings before special items	$1,028	$450	$386

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2021	2021	2020
	Q2	Q3	Q3
Net earnings per diluted share	$1.37	$0.64	$0.38
Early extinguishment of debt charge	—	—	0.03
Gain on sale of timberlands	—	(0.04)	—
Timber casualty loss	—	—	0.11
Net earnings per diluted share before special items	$1.37	$0.60	$0.52

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2021	2021	2020	2021
(millions)	Q2	Q3	Q3	Q3 YTD
Net cash from operations	$1,308	$659	$608	$2,665
Capital expenditures	(72)	(98)	(65)	(223)
Adjustments to FAD	—	—	—	—
Adjusted FAD	$1,236	$561	$543	$2,442